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                                  Exhibit 99.2




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                             U.S. TECHNOLOGIES INC.

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
ON Friday, January 10, 1997
                                                      RELEASE No.: 97/01
                                                      NASDAQ BULLETIN BOARD

U.S. Technologies Inc. announced today that two of it's principal shareholders, Tintagel, Ltd. and Komen Holdings Pty., Ltd., which together own 41% of the common stock of the company, have entered into an agreement to sell their stock to GWP, Inc., a Georgia corporation. The closing of the transaction is scheduled for April 7, 1997. However, the closing is subject to GWP's due diligence and, pursuant to the terms of the purchase agreement, GWP has the right to terminate the agreement for any reason at that time prior to closing.

U.S. Technologies has also agreed that SWG, a Georgia partnership, affiliated with GWP, may purchase up to 6,000,000 shares of the company's common stock at a price of $.10 per share. Dr. James Chen and William Meehan have resigned from the Board of Directors of U.S. Technologies. John V. Allen has agreed to stay on as a director until April 7, 1997 and has agreed to resign at that time if the purchase of shares from Tintagel and Komen Holdings closes, unless asked to remain as a director by the remaining Board members. James V. Warren and Kenneth
H. Smith, two of the principal shareholders of GWP and the partners of SWG, have replaced Dr. Chen and Mr. Meehan as directors of the company. Additionally, Mr. Smith has been named President and CEO of the company and it's subsidiaries.

For further information, please contact:


                           Kenneth H. Smith, President & CEO
                                   U.S. Technologies Inc.
                                      P.O. Box 697
                                   Lockhart, Texas 78644
                           Tel: 800-275-4894 - Fax: 512-376-1017